Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ACQUIRES DAHLGREN & COMPANY, INC.
CREATES LEADING GLOBAL PROCESSOR OF CONFECTION SUNFLOWER PRODUCTS

TORONTO, November 8, 2010 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY) today announced that it has signed definitive agreements to acquire 100% of the outstanding shares of Dahlgren & Company, Inc. ("Dahlgren"), on a debt free basis, for cash consideration of $44 million, subject to normal post closing adjustments, plus an earn-out based on pre-determined targets over the next two years. The transaction is expected to be completed by the close of business today.

Dahlgren was founded in 1955 and is headquartered in Crookston, Minnesota. With four strategically located operating facilities in Minnesota, North Dakota and South Dakota, supported by a staff of approximately 150 employees, Dahlgren is an integrated processor and global supplier of confection sunflower seed products including in-shell and kernel products, roasted sunflower and soy nuts, bird food, hybrid seed and other miscellaneous products. Dahlgren serves a number of sectors including the snack food, bakery, food ingredients and bird feed industries. Approximately 40% of its products are marketed internationally to customers in Europe, Asia, Australia, Canada and South America and in addition the business sells to customers in every state in the United States.

Dahlgren has annualized revenues of approximately $80 million and has been a consistently profitable business. The three owners of the business, Thomas Miller, Charles Considine and Timothy Egeland are all industry veterans who will remain with the business following the transaction. The combination of the Dahlgren business with SunOpta’s existing confection sunflower business is expected to be synergistic and will create one of the largest confection sunflower businesses in the world, with extensive vertically integrated operating capabilities via operations in North America and China. The transaction is expected to be immediately accretive to SunOpta’s earnings and will be financed through existing banking facilities.

Tom Miller, CEO of Dahlgren commented, "We are excited to be joining forces with SunOpta as we believe our companies have similar values, a common understanding of our markets and products, and a commitment to product innovation and customer service. Tim, Charlie and I want to express our sincere appreciation to our dedicated employees for their hard work and commitment and we look forward to working with them as part of the SunOpta family."

Allan Routh, President of the SunOpta Grains and Foods Group commented, "We are very pleased to have completed this transaction with the owners of Dahlgren. Dahlgren is a globally respected company in the confection sunflower industry and a business we know well and have long admired. We are delighted that Tom Miller, Charles Considine and Tim Egeland and the other talented Dahlgren employees will continue in the business, and we look forward to combining forces with them as a leading global player in the confection sunflower industry. The acquisition provides our combined operations with the size and scale required to be a key player in growing domestic and international markets. We are very excited to add value and grow the sunflower business working with the Dahlgren team."

Steve Bromley, President and Chief Executive Officer of SunOpta Inc. commented, "The combination of Dahlgren’s extensive vertically integrated capabilities in confection sunflower with our existing sunflower operations creates a leading worldwide confection sunflower business, with a focus on vertically integrated and value-added healthy food products. This acquisition is consistent with our strategy to grow our core value-added natural and organic foods platform, creating strong market positions in niche categories, while at the same time continuing to focus on continuous improvement and the divestiture of non-core businesses. We welcome the Dahlgren team to the SunOpta family."

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods and natural health products. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically significant vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.4% ownership position in Opta Minerals Inc. (TSX:OPM), a producer, distributor, and recycler of environmentally friendly industrial materials; and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. These forward-looking statements include, but are not limited to, management's expectations regarding the combination of the business, revenue and earnings expectations of the acquired business, the growth of the confection sunflower industry and the market position of the combined business. Terms and phrases such as "anticipated", "expected", "positions", "continued expansion" and "continuing to leverage" and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances. Whether actual timing and results will be consistent with expectations and predications of the Company is subject to many risks and uncertainties that could cause actual results to differ materially from the company’s expectations and predictions, including the success of the combination of the businesses and demand for confection sunflower products as well as those risks detailed under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

Steve Bromley, President & CEO
Eric Davis, Vice President & CFO
Tony Tavares, Vice President & COO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com